Exhibit 99.6

These materials do not constitute an offer or invitation to purchase any securities or a solicitation of an offer to buy any securities, pursuant to the Offer or otherwise. The Offer will be made solely by means of an Offer Document and the Acceptance Forms accompanying the Offer Document, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. In the United States, UCB will file a Tender Offer Statement containing the Offer Document and other related documentation with the US Securities and Exchange Commission (the “SEC”) on Schedule TO and Celltech will file a Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 on the date the Offer Document is mailed to Celltech Shareholders. Free copies of the Schedule TO, the Schedule 14D-9 and the other related documents to be filed by Celltech or UCB in connection with this Offer will be available from the date the Offer Document is mailed to Celltech Shareholders on the SEC’s website at http://www.sec.gov. The Offer Document and Acceptance Forms accompanying the Offer Document will be made available to all Celltech Shareholders at no charge to them. Celltech Shareholders are advised to read the Offer Document and the accompanying Acceptance Forms when they are sent to them because they will contain important information. Celltech Shareholders in the United States are also advised to read the Tender Offer Statement and the Solicitation/ Recommendation Statement because they will contain important information.

Unless otherwise determined by UCB and permitted by applicable law and regulation, the Offer will not be made, directly or indirectly, in or into, or by use of the mails of, or by any other means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or of any facility of a national securities exchange of Canada, nor will it be made in or into Belgium, Australia, or Japan and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within Belgium, Australia, Canada or Japan. Accordingly, unless otherwise determined by UCB and permitted by applicable law and regulation, neither copies of this announcement nor any other documents relating to the Offer are being, or may be, mailed or otherwise forwarded, distributed or sent in or into Belgium, Australia, Canada or Japan and persons receiving such documents (including custodians, nominees and trustees) must not distribute or send them in, into or from such jurisdictions.

This press announcement includes “forward-looking statements” relating to the Offer, UCB and Celltech that are subject to known and unknown risks and uncertainties, many of which are outside of UCB’s and Celltech’s control and are difficult to predict, that may cause actual results to differ materially from any future results expressed or implied from such forward-looking statements. Important factors that could cause actual results to differ materially from such expectations include, without limitation: the inability to obtain necessary regulatory approvals in the context of the Offer or to obtain them on acceptable terms; the inability to integrate successfully Celltech within UCB or to realise synergies from such integration following the acquisition; costs related to the acquisition of Celltech; the economic environment of the industries in which UCB and Celltech operate; costs associated with research and development; changes in the prospects for products in the research and development pipeline of UCB or Celltech; dependence on existing management of UCB and Celltech; changes or uncertainties in UK or US federal or state tax laws or the administration of such laws; changes or uncertainties in the laws or regulations applicable to the markets in which UCB and Celltech operate, including those of the Federal Drug Administration in the United States; and other factors detailed in Celltech’s filings with the SEC.

For the full interview in video or audio log on - for free - at www.cantos.com

May 18 2004 CELLTECH Dr Goran Ando, Chief Executive, Celltech

Recommended cash offer by UCB for Celltech

The Offer

Q.

Can you describe the offer that has been made for Celltech?

A.

UCB has offered Celltech a cash offer of £5.50 per share for the total company. That values Celltech at about £1.5bn. This is an offer that’s been reviewed by Celltech’s board, together with its advisors, JP Morgan and Morgan Stanley. We have decided to unanimously recommend this offer to our shareholders.

To me, this offers a creation of a European-based, world leading bio-pharmaceutical company that really will be strong, both in R&D and in its global commercial reach.

Q.

Some would say, though, that you failed to get an attractive deal for CDP 870, and this is why the Celltech board is having to recommend UCB’s offer.

A.

I don’t agree at all. We clearly met the goals that we stated in getting a deal for 870 that was at least as good as the one we had with Pharmacia and Pfizer. So, we’ve actually achieved that.

Q.

But why is Celltech not staying independent?

A.

Firstly, of course, we felt that they were ready to pay a fair price for us. Secondly, we saw that we, in Celltech, could reach the vision that we had faster this way, because the combination would actually be able to develop and commercialise all the drugs in our pipeline going forward from now, rather than rely on partnering which was, for the foreseeable future, Celltech’s alternative.

Q.

Did Celltech’s board entertain alternative offers for the company?

A.

We had expressions of interest, but no formal offer was received.

Q.

Is this, at the end of the day, a fair price for Celltech shareholders?

A.

The board has obviously looked at this very carefully and also been advised by Morgan Stanley and by JP Morgan, independently. We all have come to the conclusion – because this is unanimously from the Celltech board – that this is a fair price for Celltech.

Q.

How do you think your shareholders will react to this offer?

A.

We think that the shareholders will agree with us, that this is a fair price. What we do hope is, of course, that our shareholders will also see the future – the future company being created, as exciting and that they will want to invest in that as well.

Q.

Why is there no share alternative for Celltech’s shareholders to participate in this new company?

A.

An all-cash offer actually gives that flexibility. You as a shareholder either take the cash or, which we hope many of our current shareholders will take, you see the opportunity of reinvesting that into the new company.

Q.

So, to sum up, why do you think this is a good deal for Celltech?

A.

There were a number of factors that were important for us. First and foremost, of course, they paid what we believe is a fair price. Also, we were impressed with their track record, especially on the specialist marketing side. When you look at Keppra, their anti-epileptic that they commercialised a couple of years ago and already have brought into market leadership against some very major competition, that is truly impressive.

We also have a CEO of their Pharma division who has personal experience of the TNF- α area which CDP 870 belongs to. This is another important thing because you will have a personal, high level, champion of the product.

UK biotech

Q.

This deal is going to be seen as a terminal blow for the UK biotechnology industry, isn’t it?

A.

I don’t agree at all. I think this will actually be stronger for R&D. Clearly, our new company that we are hoping to create will be very strong in its R&D. R&D will actually be based out of the UK, but also have a European strong base. So, to me, it’s actually coming out stronger.

Q.

Do you think this transaction will lead to further research activities leaving the UK?

A.

No, I don’t think so. The idea why UCB was interested in acquiring Celltech is, to a large extent, the skills and the pipeline, so it doesn’t make any sense, then, to say that it will be depleted.

CDP 870

Q.

In the light of this deal, how do you now view the prospects for CDP 870?

A.

CDP 870, to me, has a tremendous opportunity. The TNF- α antagonist category, which it belongs to, is rapidly growing and has shown to be a superior alternative for patients with rheumatoid arthritis, with Crohn’s Disease, and now also with psoriasis and psoriatric arthritis. So it’s entering a very large and very rapidly growing market.

The characteristics, as far as we’ve seen of 870 so far, will make it very competitive in this. So I continue to be very optimistic.

Q.

Why did the companies enter a separate collaboration deal for CDP 870?

A.

The processes were separate, so the process of actually looking at a potential partner for 870 was a separate process from what is now also the proposal to acquire all of Celltech. UCB came out on top, also on the partnering side.

Q.

Is there any need for more trials on CDP 870, apart from those we are already aware of?

A.

As we’ve said, we always wanted to wait until we had a partner, which we now have, to fine tune the final studies. We will do that in the next few months and then launch them during the autumn of this year. So there will be a few more studies, nothing spectacular and nothing very different from what has been envisaged.

Q.

But you’re still very confident in it?

A.

Very much so.

DISCLAIMER - IMPORTANT

Recommended cash offer (the “Offer”) by UCB S.A (“UCB”) and outside the United States by Lazard & Co Limited on its behalf for Celltech Group plc (“Celltech”).

Access to the Offer

Please read this notice carefully - it applies to all persons who view this part of the website and, depending upon who you are and where you live, it may affect your rights. This part of the site contains information on the Offer. Please note that as the Offer progresses, the disclaimer set out below may be altered or updated. You should read it in full each time you visit this part of the website.

For regulatory reasons, we have to ensure you are aware of the appropriate regulations for the country which you are in. To allow you to view the Offer, you have to read the following then press “I agree”. If you are unable to agree you should press “I disagree” and you will not be able to view the Offer.

Persons residing outside the United Kingdom

Viewing this information may not be lawful in certain jurisdictions. In other jurisdictions, only certain categories of person are allowed to view this information.

In particular, the Offer (including the Loan Note Alternative) will not be made, directly or indirectly, in or into, Australia, Belgium, Canada or Japan or any other jurisdiction where to do so would violate the laws in that jurisdiction and, subject to certain exemptions, the Offer is not capable of acceptance from or within Australia, Belgium, Canada or Japan or any such other jurisdiction. Accordingly, the Offer on this website must not be viewed if you are in or a resident of Australia, Canada or Japan or any other jurisdiction where to do so would violate the laws in that jurisdiction. Neither copies of this Offer, nor any other documents related to the Offer are being, or may be, mailed or otherwise forwarded, distributed or sent in or into Australia, Canada or Japan or any other jurisdiction where to do so would violate the laws in that jurisdiction and persons receiving this Offer and/or such documents (including, without limitation, custodians, nominees and trustees) must not mail, distribute or send them in, into or from Australia, Canada or Japan or any such other jurisdiction or use such mails or any such means, instrumentality or facility for any purpose directly or indirectly in connection with the Offer, and so doing may invalidate any purported acceptance of the Offer.

If you are not permitted to view the Offer on this website, or viewing the Offer would result in a breach of the above, or you are in any doubt as to whether you are permitted to view the Offer, please exit this web page by clicking on the “I disagree” box below.

The availability of the Offer to persons not resident in the United Kingdom or the United States may be affected by the laws of the relevant jurisdictions in which they are located. Persons who are not resident in the United Kingdom or the United States should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction.

The Offer has not been notified to, and the offer documents have not been approved by, the Belgian Banking, Finance and Insurance Commission. The Offer is not available to persons resident in Belgium.

Forward-looking statements:

The interviews relating to the Offer include “forward-looking statements” relating to the Offer, UCB and Celltech that are subject to known and unknown risks and uncertainties, many of which are outside of UCB’s and Celltech’s control and are difficult to predict, that may cause actual results to differ materially from any future results expressed or implied from the forward-looking statements. In the offering materials, the words “anticipates,” “believes,” “estimates,” “seeks,” “expects,” “plans,” “intends” and similar expressions, as they relate to the Offer, UCB or Celltech, are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from such expectations include, without limitation: the inability to obtain necessary regulatory approvals in the context of the Offer or to obtain them on acceptable terms; the inability to integrate successfully Celltech within UCB or to realise synergies from such integration following the acquisition; costs related to the acquisition of Celltech; the economic environment of the industries in which UCB and Celltech operate; costs associated with research and development; changes in the prospects for products in the pipeline or under development by UCB or Celltech; dependence on the existing management of UCB and Celltech; changes or uncertainties in UK or US federal or state tax laws or the administration of such laws; changes or uncertainties in the laws or regulations applicable to the markets in which UCB and Celltech operate, including those of the Federal Drug Administration in the United States; and other factors detailed in Celltech’s filings with the SEC.

All subsequent written and oral forward-looking statements attributable to UCB or Celltech or persons acting on either of their behalf are expressly qualified in their entirety by the cautionary statements above. The forward-looking statements included in these interviews are made only as of the date of the Offer Document. Neither UCB nor Celltech intend, or undertake any obligation, to update these forward-looking statements.

Basis of access to the Offer

Access to the electronic version of any documents relating to the Offer are being made available on its website by UCB in good faith and for information purposes only. Any person seeking access to the UCB website represents and warrants to UCB that they are doing so for information purposes only. Making the Offer available in electronic format does not constitute an offer to sell or the solicitation of an offer to buy shares in either UCB or Celltech. Further, it does not constitute a recommendation by UCB or any other party to sell or buy shares in UCB or Celltech.

Celltech Group plc shareholders should seek advice from an independent financial adviser as to the suitability of any action for the individual concerned. Any shareholder action required in connection with the Offer will only be set out in documents sent to or made available to Celltech Group plc’s shareholders by UCB and any decision made by such shareholders should be made solely and only on the basis of information provided in those documents.

Lazard is acting for UCB and no one else in connection with the Offer and will not be responsible to any other person other than UCB for providing the protections afforded to clients of Lazard, or for providing advice in relation to the Offer.

Morgan Stanley is acting for Celltech and no one else in connection with the Offer and will not be responsible to anyone other than Celltech for providing the protections afforded to clients of Morgan Stanley nor for providing advice in connection with the Offer, the contents of this announcement or any transaction or arrangement referred to herein.

JP Morgan is acting for Celltech and no one else in connection with the Offer and will not be responsible to anyone other than Celltech for providing the protections afforded to clients of JP Morgan nor for providing advice in connection with the Offer, the contents of this announcement or any transaction or arrangement referred to herein.

Responsibility:

The Directors of UCB accept responsibility solely for the information contained on this webpage which relates to UCB. To the best of the knowledge and belief of the Directors of UCB (who have taken all reasonable care to ensure that such is the case), such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

The Directors of Celltech accept responsibility solely for the information contained on this webpage which relates to Celltech. To the best of the knowledge and belief of the Directors of Celltech (who have taken all reasonable care to ensure that such is the case), such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

Subject to any continuing obligations under applicable law or any relevant listing rules, UCB expressly disclaims any obligation to disseminate, after the date of the posting of the Offer on this webpage, any updates or revisions to any statements in the Offer to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

THE OFFER MAY NOT BE DOWNLOADED BY ANY PERSON LOCATED IN AUSTRALIA, CANADA OR JAPAN EITHER IN WHOLE OR IN PART. MOREOVER, THE OFFER MAY NOT BE DOWNLOADED BY ANY PERSON EITHER IN WHOLE OR IN

PART WHERE TO DO SO WOULD OR MAY CONSTITUTE A BREACH OF ANY APPLICABLE LOCAL LAWS OR REGULATIONS.

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